Exhibit 3.1

M/l Homes, Inc. 280773 Mail this form to one of the following: Regular Filing (non expedite) P.O. Box 1329 Columbus, OH 43216 Expedite Filing (Two business day processing time. Requires an additional $100.00) P.O. Box 1390 Columbus, OH 43216 Form 540 Prescribed by: Toll Free: (877) SOS-FILE (877-767-3453) Central Ohio: (614) 466-3910 www.OhioSecretaryofState.gov Busserv@OhioSecretaryofState.gov File online or for more information: www.OHBusinessCentral.com For screen readers, follow instructions located at this path. Certificate of Amendment (For-Profit, Domestic Corporation) Filing Fee: $50 Form Must Be Typed Check appropriate box: Amendment to existing Articles of Incorporation (125-AMDS) Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto. Complete the following information: Name of Corporation Check one box below and provide information as required: The articles are hereby amended by the Incorporators. Pursuant to Ohio Revised Code section 1701.70 [—| (A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received. The articles are hereby amended by the Directors. Pursuant to Ohio Revised Code section 1701.70(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to1701.70(B)(3)    ® shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles. The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.) The articles are hereby amended by the Shareholders pursuant to Ohio Revised Code section 1701.71. The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72. Form 540    Page 3 of4 Last Revised: 10/01/2017

A copy of the resolution of amendment is attached to this document. Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions. By signing and submitting this form to the Ohio Secretary of State, the undersigned hereby certifies that he or she has the requisite authority to execute this document.
Required Must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C). If authorized representative is an individual, then they must sign in the “signature” box and print their name in the “Print Name” box. If authorized representative is a business entity, not an individual, then please print the business name in the “signature” box, an authorized representative of the business entity must sign in the “By” box and print their name in the “Print Name” box. /s/ J. Thomas Mason Signature By (if applicable) J. Thomas Mason Print Name Signature By (if applicable) Print Name Form 540    Page 3 of 4 Last Revised: 10/01/2017

Resolution of Board of Directors of M/I Homes, Inc.

of

Amendment to Articles of Incorporation

RESOLVED, that, in accordance with Section 1701.70(B)(3) of the Ohio Revised Code, Article Fourth of the Articles be, and it hereby is, amended to eliminate all references therein to the Series A Preferred Shares and to make other appropriate changes that are required by such elimination, such that Article Fourth of the Articles shall provide as set forth on Exhibit A attached hereto (the “Amendment”);

Exhibit A

FOURTH:

The maximum number of shares which the corporation is authorized to have outstanding shall be sixty million (60,000,000) shares, consisting of fifty-eight million (58,000,000) common shares with one cent ($0.01) par value (the “Common Shares”) and two million (2,000,000) preferred shares with one cent ($0.01) par value (the “Preferred Shares”).

The express terms and provisions the Common Shares are as follows:

(a)	The rights of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares, in the manner and to the extent provided in this Article Fourth.

(b)

The Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Out of the assets of the Corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on all shares ranking prior to the Common Shares with respect to the payment of dividends, and subject to the restrictions or limitations contained in the express terms and provisions of all shares ranking prior to the Common Shares with respect to the payment of dividends, dividends may be declared and paid upon the Common Shares, but only when and as determined by the Board of Directors.

(c)

The Common Shares shall rank junior to the Preferred Shares with respect to payment upon dissolution, liquidation or sale of assets of the Corporation. Upon the dissolution, liquidation or sale of all or substantially all of the assets of the Corporation, after there shall have been paid to or set apart for holders of all shares ranking senior to the Common Shares the full preferential amounts to which they are respectively entitled, the holders of the Common Shares shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders.

(d)	The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

(e)

No present or future holder of Common Shares shall, as such holder, have any preemptive rights in, or preemptive rights to purchase or subscribe to, any shares of the Corporation, or any bonds, debentures, or other securities convertible into any shares of the Corporation.

The Board of Directors shall have the authority by resolution to issue the shares of Preferred Shares from time to time on such terms as it may determine and to divide the Preferred Shares into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

(a)

the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

(b)

the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

(d)

whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)

whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets of the Corporation;

(g)

whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on a parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on a parity with or ranking junior to the shares of such series in any respect;

(h)	whether such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

(i)

any other powers, designations, preferences and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.